Exhibit 5.1

16 January 2014	Our Ref: HDA/ca/F1854-121651

CHC Group Ltd. c/o Intertrust Corporate Services (Cayman) Limited 90 Elgin Avenue George Town Grand Cayman KY1-9005 Cayman Islands

Dear Sirs

CHC GROUP LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of the public offering by CHC Group Ltd. (the “Company”), of up to an additional 1,826,200 ordinary shares of par value US$0.0001 per share in the capital of the Company (the “Additional Offered Shares”) under the United States Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the terms of the Abbreviated Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.	The Additional Offered Shares, as contemplated by the Abbreviated Registration Statement, have been duly authorised by all necessary corporate action of the Company and upon the issue of the Additional Offered Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Additional Offered Shares have been issued credited as fully paid), delivery and payment therefore by or on behalf of the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Abbreviated Registration Statement, the Prospectus and the Underwriting Agreement (as defined in Schedule 1), the Additional Offered Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

WALKERS	Page 2

The foregoing opinions are given based on the following assumptions:

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	The Company will receive consideration in money or money’s worth for each Additional Offered Share offered by the Company when issued at the agreed issue price as contemplated by and in accordance with the Abbreviated Registration Statement, the Registration Statement and the Prospectus, such price in any event not being less than the stated par or nominal value of each Additional Offered Share.

4.	Each of the Abbreviated Registration Statement, the Registration Statement and the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Additional Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

5.	The choice of New York law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).

6.	The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Underwriting Agreement.

7.	All preconditions to the obligations of the parties to the Underwriting Agreement will be satisfied or duly waived prior to the issue and sale of the Additional Offered Shares and there will be no breach of the terms of the Underwriting Agreement.

8.	We note that we have no undertaken any investigation or verification of the factual statements made in the Abbreviated Registration Statement, the Registration Statement or the Prospectus.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

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We hereby consent to reference to this firm in the section entitled “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Abbreviated Registration Statement.

Yours faithfully

/s/ Walkers

WALKERS

WALKERS	Page 4

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The amended and restated Memorandum and Articles of Association, filed as Exhibit 3.1 to the Registration Statement (as defined below) to be in effect upon the closing of the offering contemplated in the Registration Statement (the “Memorandum and Articles of Association”).

2.	A copy of minutes of meeting of the Board of Directors of the Company dated 11 September 2013, 16 December 2013 and a copy of the written resolutions of the pricing committee of the Board of Directors of the Company dated 3 January 2014 and 16 January 2014 (together, the “Resolutions”).

3.	Copies of the following documents (the “Documents”):

(a)	The form of Underwriting Agreement J.P. Morgan Securities LLC, Barclays Capital LLC and the Company set out as exhibit 1.1 to the Registration Statement (as defined below) (the “Underwriting Agreement”) ..

(b)	The Registration Statement on Form S-1 (Registration No. 333-191268) originally filed on September 19, 2013 by the Company with the United States Securities and Exchange Commission (the “SEC”) registering the offered shares under the Exchange Act (as filed and amended, the “Registration Statement”).

(c)	The Registration Statement on Form S-1MEF filed on January 16, 2014 by the Company with the SEC pursuant to Rule 462(b)of the Securities Act registering the Additional Offered Shares under the Exchange Act (as filed and amended, the “Abbreviated Registration Statement”)

(d)	A copy of the prospectus of the Company, forming part of the Registration Statement filed by the Company with the SEC (the “Prospectus”).

(e)	Such other documents as we have deemed necessary to render the opinions set forth herein.